Exhibit 99.1
November 6, 2008
Hassan Natha
[Address]
Dear Hassan;
At this time it gives me great pleasure to extend an offer to you to join our team as the VP of Finance for Fisher Communications, Inc. We believe that with your experience, you will be very successful at Fisher. I would like to take this opportunity to confirm the specifics regarding this offer of employment.
Position
As VP of Finance, you will report directly to me, Joe Lovejoy, Chief Financial Officer. Your start date will be on or before December 1, 2008. Please report to me at on your first day. This is a Full-Time with benefits position that is Exempt under the Fair Labor Standards Act. Your introduction and orientation will be scheduled within the first week of your employment.
General Responsibilities
Your position is primarily responsible for the following items; but a complete job description is available at your request:
•	Direct the accurate and timely dissemination of financial information that will assist management in making educated economic decisions about the strategic direction of the Company and ensure legal and regulatory compliance for all accounting and financial reporting functions.

•	The VP Finance will have significant hands-on responsibilities that require solid accounting and reporting knowledge and abilities including frequent deadlines inherent in a public-company environment.

•	Assist with developing, implementing, and maintaining accounting policies, procedures and internal controls consistent with GAAP, SEC, FASB, PCAOB, and other applicable regulatory bodies.

•	SOX 404 monitoring and testing as well as assistance with quarterly SEC research and reporting.

•	Prepares information and supporting materials for Board of Director and Audit Committee meetings.
Compensation
Your starting salary will be $180,000 per year. Paydays are bi-weekly every other Friday. You will also be eligible for a target bonus in the amount of 25% of your base compensation. Payment of the bonus will depend on the overall performance of the company, which will be prorated based on your start date. In addition, as an officer of the Company, you qualify to participate in the Long-Term Incentive plan.
Benefits Package
On the first of the month following your hire date, you are eligible for the Medical/Dental/Vision plan. Fisher Communications offers two comprehensive medical/dental plans: the Core Plan and the Premium Plan. Both plans have extensive networks.
Fisher also offers Short-Term/Long-Term Disability insurance, Life insurance, Accidental Death and Dismemberment, an Employee Assistance Program, and Flexible Spending Accounts (FSAs). The FSAs are for health care and dependent care.
Customarily, you will be entitled to paid vacation in accordance with the company handbook. You begin accruing vacation at the rate of three weeks of vacation per year.

Financial benefits are also part of the Fisher package. If you elect to participate in the Fisher 401(k) program, it offers a match of 50 cents on the dollar for the first 4% of pay contributed each year. The Company match will help your retirement portfolio grow.
Employment
Your employment is defined as at-will under applicable law. As is Fisher policy, nothing in this letter is intended to alter the at-will nature of your employment relationship. Accordingly, either you or Fisher can terminate the employment relationship at any time, with or without cause, and with or without prior notice. This letter should not be construed as an employment contract of any kind. Your employment is contingent upon you providing documentary evidence of your identity and eligibility for employment in the United States within three days of employment. Finally, you employment is contingent upon contingent upon successful completion of a background check, drug screen, and reference checks.
We are looking forward to working with you and to a successful relationship. If you have any questions, feel free to contact me. Please sign and return this offer letter to me by November 10, 2008.
Sincerely,

Joe Lovejoy	Date
Chief Financial Officer

Karen Aliabadi	Date
VP Human Resources
Acceptance: I have read, understand, and accept this offer of at-will employment.

Hassan Natha	Date